Exhibit 99.1

CONTACT:	Brad Forsyth
Chief Financial Officer
(415) 408-4700

NEWS RELEASE

Willis Lease Finance Net Income Grows 46% to $6.4 Million in 2Q08

NOVATO, CA –August 11, 2008 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported the ongoing growth of its engine portfolio, high utilization and strong market demand for leased engines contributed to 20% year-over-year revenue growth in the second quarter of 2008.  Willis Lease net income available to common stockholders increased 56% to $5.6 million, or $0.64 per diluted share, in the second quarter of 2008, compared to $3.6 million, or $0.42 per diluted share, in the like quarter a year ago.  In the first half of 2008, net income available to common stockholders grew 38% to $10.0 million, or $1.14 per diluted share, from $7.2 million, or $0.84 per diluted share in the like period of 2007.

Second Quarter 2008 Highlights

•                  The lease portfolio increased 21% to $787 million from a year ago.

•                  Average utilization for the quarter was 96%, the same as a year ago, virtually at full capacity.

•                  Lease rent revenue rose 23% to $26.2 million from a year ago.

•                  Maintenance reserve revenue increased 15% to $9.5 million from a year ago.

•                  Liquidity available from warehouse and revolving credit facilities increased to $298.5 million at quarter end, up from $94.8 million a year ago.

•                  Book value per common share was $17.79 at June 30, 2008, up from $17.40 at June 30, 2007.

“This is one of the best quarters we have ever had,” said Charles F. Willis, President and CEO.  “Our earnings are strong, utilization is high and our engine portfolio continues to grow as planned.  We have benefited greatly by being able to provide our customers with the engines that are in greatest demand.  Several years ago we made the conscious decision to invest more heavily in new engines which power the latest generation of narrowbody aircraft, namely the B737-NG and A320 model families.  That decision is serving us well today. These engines have the latest technology, are more fuel-efficient, environmentally-friendly, and cost less to maintain—all attributes which make them more attractive to our customers, especially now.”

“The commercial aviation business is facing one of its biggest challenges ever in terms of having to find a way to deal with record high fuel costs. Many airlines have announced plans to reduce capacity by parking older, less fuel-efficient aircraft which are no longer economical to operate.” added Willis. “Cash is once again becoming a scarce commodity with our customers as they are required to support higher operating expenses driven by the cost of fuel.  When cash is tight, airlines will turn to leasing.  For us it will mean more opportunities to purchase engines from our customers and lease them back, as well as more opportunities to provide short-term leases to customers wishing to defer large engine maintenance expenses.”

“In keeping with the strategy of shifting the mix of engines within our portfolio to newer generation engine types, we are in the process of selling and parting out seven JT8D engines, which power the aging MD-80 fleet, leaving only ten of this engine type in our portfolio,” added Brad Forsyth, Chief Financial Officer.  “Consequently, a $1.0 million write-down of equipment was recorded in the second quarter to adjust book values for two of the seven engines, with sale and projected part-out proceeds expected to exceed the asset book values for the other five engines.”

(more)

Results from Operations

In the second quarter of 2008, lease rent revenues grew 23% to $26.2 million compared to $21.4 million in the second quarter of 2007, reflecting the 21% year-over-year growth in the engine portfolio.  Maintenance reserve revenue was up 15% to $9.5 million from $8.3 million in the year ago period due to the growth in the portfolio. Gain on sale of equipment was $1.3 million in the second quarter of 2008 compared to $1.2 million in the year ago period.  In the second quarter of 2008, Willis Lease sold two helicopters recently purchased in December 2007 and sold one engine in the year ago quarter.  Total second quarter revenue grew 20% to $37.2 million from $31.0 million in the second quarter of 2007.

In the first six months of 2008, lease rent revenues grew 25% to $51.0 million compared to $40.8 million in the first six months of 2007.  Year to date, maintenance reserve revenue was up 2% to $15.8 million from $15.5 million with six long term leases maturing this year compared to nine in the year ago period.  Gain on sale of equipment was $1.3 million in the first half of both 2008 and 2007. The settlement of a claim for $1.0 million related to litigation arising from a lessee default boosted other income in the first six months of 2008 to $1.4 million compared to $0.5 million in the first half of 2007.  Year to date, total revenue grew 20% to $69.5 million from $58.1 million in the first six months of 2007.

Capacity expansion and additions to the engine portfolio continued to drive growth in total expenses in both the quarter and first six months of 2008.  In the second quarter of 2008, total expenses grew 13% to $27.3 million from $24.3 million in the second quarter a year ago.  Depreciation in the second quarter of 2008 grew 14% to $9.1 million from $7.9 million a year ago.  Second quarter net finance costs increased only 10% to $9.1 million from $8.3 million a year ago resulting from the recent drop in interest rates.  In the quarter, Willis Lease wrote down equipment by a total of $1.8 million compared to $2.1 million in the second quarter a year ago.  General and administrative expenses were up 24% in the second quarter of 2008 at $7.3 million from $5.9 million in the second quarter of 2007.

In the first six months of 2008, total expenses increased 15% to $51.4 million from $44.5 million in the first six months of 2007. Depreciation in the first half of 2008 grew 23% to $17.7 million from $14.4 million a year ago. The write-down of equipment in the first half was equal to the second quarter write-down in each of 2008 and 2007.  Year-to-date, net finance costs increased 13% to $18.3 million from $16.2 million a year ago.  General and administrative expenses were up 15% in the first six months of 2008 at $13.6 million from $11.8 million in the first half of 2007.

In the second quarter of 2008, income from operations was up 48% to $9.9 million from $6.7 million in the year ago period. Year to date, income from operations grew 34% to $18.1 million from $13.5 million in the first six months of 2007.  Second quarter pretax income grew 47% to $10.1 million from $6.9 million in the second quarter a year ago.  For the first half of 2008, pretax income grew 34% to $18.5 million from $13.8 million in the first half of 2007. Willis Lease generated net income of $6.4 million in the second quarter of 2008, up from $4.4 million in the second quarter of 2007.  After payment of preferred dividends, net income available to common stockholders grew 56% to $5.6 million, or $0.64 per diluted share, compared to $3.6 million, or $0.42 per diluted share in the second quarter of 2007. In the first half of 2008, net income available to common stockholders grew 38% to $10.0 million, or $1.14 per diluted share, compared to $7.2 million, or $0.84 per diluted share.

Balance Sheet

At June 30, 2008, the company had 146 commercial jet engines, 14 turboprop engines, 3 aircraft parts packages, and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $786.8 million, compared to 133 commercial jet engines, 3 turboprop engines, 3 aircraft parts packages, 4 aircraft and other engine-related equipment in its lease portfolio with a net book value of $647.6 million at June 30, 2007.

Total assets increased 18% to $920.6 million at June 30, 2008, compared to $778.9 million a year ago.  Total shareholders’ equity was $186.4 million compared to $173.6 million a year ago. Book value per common share increased to $17.79 compared to $16.54 at March 31, 2008, and $16.93 at December 31, 2007.

With the establishment of the new WEST $200 million warehouse facility in December 2007 and the placement of $212 million of WEST long term notes in March 2008, the company had $298.5 million of availability under its revolving credit and warehouse facilities at June 30, 2008, compared to $94.8 million a year earlier.  The company’s funded debt to equity ratio was 3.21 to 1 at June 30, 2008, compared to 2.85 to 1 at June 30, 2007.  Total capital expenditures in the first six months of 2008 were $80.4 million compared to $64.2 million a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change
REVENUE
Lease rent revenue	$26,216	$21,354	22.8%	$51,038	$40,750	25.2%
Maintenance reserve revenue	9,515	8,250	15.3%	15,802	15,528	1.8%
Gain on sale of leased equipment	1,261	1,239	1.8%	1,261	1,300	(3.0)%
Other income	248	124	100.0%	1,382	505	173.7%
Total revenue	37,240	30,967	20.3%	69,483	58,083	19.6%

EXPENSES
Depreciation expense	9,085	7,946	14.3%	17,725	14,389	23.2%
Write-down of equipment	1,811	2,142	(15.5)%	1,811	2,142	(15.5)%
General and administrative	7,275	5,872	23.9%	13,553	11,769	15.2%
Net finance costs:
Interest expense	9,584	9,218	4.0%	19,361	17,999	7.6%
Interest income	(439)	(909)	(51.7)%	(1,063)	(1,759)	(39.6)%
Total net finance costs	9,145	8,309	10.1%	18,298	16,240	12.7%
Total expenses	27,316	24,269	12.6%	51,387	44,540	15.4%

Earnings from operations	9,924	6,698	48.2%	18,096	13,543	33.6%

Earnings from joint venture	200	205	(2.4)%	382	292	30.8%

Income before income taxes	10,124	6,903	46.7%	18,478	13,835	33.6%
Income tax expense	3,702	2,509	47.6%	6,951	5,036	38.0%
Net income	$6,422	$4,394	46.1%	$11,527	$8,799	31.0%

Preferred stock dividends paid and declared-Series A	782	782	0.0%	1,564	1,564	0.0%
Net income attributable to common stockholders	$5,640	$3,612	56.1%	$9,963	$7,235	37.7%

Basic earnings per common share:	$0.69	$0.44		$1.21	$0.90

Diluted earnings per common share:	$0.64	$0.42		$1.14	$0.84

Average common shares outstanding	8,225	8,118		8,208	8,066
Diluted average common shares outstanding	8,754	8,636		8,764	8,589

WILLIS LEASE FINANCE CORPORATION

AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	June 30,	December	June 30,
	2008	31, 2007	2007
ASSETS
Cash and cash equivalents	$1,576	$7,234	$2,974
Restricted cash	64,198	64,960	77,425
Equipment held for operating lease, less accumulated depreciation	786,791	744,827	647,572
Equipment held for sale	9,079	5,006	7,752
Operating lease related receivable, net of allowances	6,895	5,550	3,849
Investments	10,458	10,327	10,299
Assets under derivative instruments	467	12	3,368
Property, equipment & furnishings, less accumulated depreciation	7,424	6,771	7,048
Other assets	33,692	23,903	18,578
Total assets	$920,580	$868,590	$778,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$11,286	$11,825	$12,345
Liabilities under derivative instruments	7,029	7,709	—
Deferred income taxes	53,578	46,632	46,232
Notes payable	598,968	567,108	495,165
Maintenance reserves	52,811	49,481	40,315
Security deposits	6,407	5,890	5,149
Unearned lease revenue	4,131	5,293	6,032
Total liabilities	734,210	693,938	605,238

Shareholders’ equity:
Preferred stock	$31,915	$31,915	$31,915
Common stock ($0.01 par value)	87	84	81
Paid-in capital in excess of par	56,745	55,712	54,969
Accumulated other comprehensive loss, net of tax	(6,030)	(6,749)	273
Retained earnings	103,653	93,690	86,389
Total shareholders’ equity	186,370	174,652	173,627

Total liabilities and shareholders’ equity	$920,580	$868,590	$778,865

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note: Transmitted on Prime Newswire on August 11, 2008 at                       . PDT